Exhibit 10.11

LICENSE AGREEMENT

Between

Regeneca International Inc.

and

Vivakor Inc.

This agreement (“Agreement”) is made and entered into by and between Regeneca International Inc., a Nevada corporation with principal offices in Irvine, California, (“LICENSEE”) and Vivakor, Inc. a Nevada corporation with principal offices in Coralville, Iowa, (“VIVAKOR”), collectively referred to as the “Parties” and individually as a "Party."

WITNESSETH:

WHEREAS, VIVAKOR is the owner of a certain intellectual property related to various nutraceutical formulations, including, but not limited to VivaBoost,  as well as possible future formulations that may be developed by VIVAKOR for LICENSEE; and

WHEREAS, VIVAKOR desires that such intellectual property be commercialized into the consumer markets; and

WHEREAS, LICENSEE has represented that it has certain marketing, manufacturing and financial capabilities, and that it shall commit itself to a thorough and diligent program of development and commercialization of VIVAKOR’s intellectual property into the consumer markets; and

WHEREAS, VIVAKOR is willing to grant to LICENSEE, and LICENSEE is willing to accept, a license to use VIVAKOR’s intellectual property, upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

ARTICLE I – DEFINITIONS

1.01
“LICENSED PRODUCT” shall mean any of VIVAKOR’s proprietary products or technologies relating to the ingredients, production and manufacture of VivaBoost, as well as possible future formulations and products that may be developed by VIVAKOR for LICENSEE, including any products or technologies that are made part of this AGREEMENT and become within the scope of trade secrets as defined under the Uniform Trade Secrets Act or United States PATENT RIGHTS that may be acquired in the future.  Such future formulations and products shall be added to this Agreement through future written amendments as mutually agreed to by the Parties.

1.02
“PATENT RIGHTS” shall mean each United States patent application filed for protection of LICENSED PRODUCT; each patent issuing from the foregoing applications; each divisional, continuation, or continuation-in-part application of the foregoing United States applications; each equivalent patent application in each country other than the United States which claims priority under such applications; each patent issuing from the foregoing applications; and each extension or reissue of such patents.

1.03	“EFFECTIVE DATE” shall mean the date this Agreement has been executed by the last Party.

ARTICLE II - LICENSE GRANT

2.01
Grant. VIVAKOR grants to LICENSEE an exclusive license to use, and sell the LICENSED PRODUCTS in the Distribution Territory, and to grant sublicenses of the same scope, during the term of this Agreement.

2.02
Exclusive Distribution Agreement.  In addition to the grant for the exclusive license of the LICENSED PRODUCT, LICENSEE shall be the exclusive distributor of the LICENSED PRODUCT. As long as VIVAKOR is able to meet LICENSEE’s production demand in a reasonable time frame, LICENSEE is required to purchase all LICENSED PRODUCT from Vivakor.

2.03
Reservation. VIVAKOR reserves an irrevocable, nonexclusive, royalty-free right to utilize any LICENSED PRODUCT for research and educational purposes only, and not for commercial purposes or for the commercial benefit of third parties.

2.04
Distribution Territory. LICENSEE shall be the exclusive distributor of the LICENSED PRODUCT in the direct-to-consumer markets (defined herein as internet sales, network marketing, infomercial, radio, television shopping, print and catalog markets) worldwide.

ARTICLE III – CONSIDERATION

3.01
License Fee. In consideration for the license granted in this Agreement, LICENSEE shall make an initial payment to VIVAKOR of fifteen percent (15%) of its issued and outstanding common shares as of the EFFECTIVE DATE.  Delivery of stock certificate[s] for said shares must be delivered no later than thirty (30) days following the EFFECTIVE DATE.  Failure to make this delivery within the specified period shall cause this Agreement to immediately terminate.

3.02
LICENSEE shall purchase the LICENSED PRODUCT from VIVAKOR at the initial purchase prices for LICENSED PRODUCT as set forth in Exhibit A. Prices may be changed upon 90 days written notice.  In the event LICENSEE does not accept a revised purchase price, it may give notice of its intent to modify this Agreement to exclude the particular LICENSED PRODUCT and any related milestone upon the price change.  This notice must be given within 30 days of receiving notice of the price change from VIVAKOR.

ARTICLE IV –SUBLICENSES

4.01
Sublicenses. LICENSEE may grant sublicenses to third parties under such conditions as it may arrange, as consistent with the terms of this Agreement, with VIVAKOR’S prior written consent, which shall not be unreasonably withheld. Upon requesting Vivakor’s consent, LICENSEE shall provide VIVAKOR with copy of the sublicense agreement for review and Vivakor shall respond to LICENSEE within five business days.

4.02	Sublicensee Consideration. Sublicensee will be required to purchase all sublicensed products directly from LICENSEE.

ARTICLE V - LICENSEE RESPONSIBILITIES

5.01	Milestones. In accomplishing the commercialization under this Agreement, LICENSEE has committed to the followings:

(a)	LICENSEE agrees to purchase at least Five Million dollars ($5,000,000) of LICENSED PRODUCT over the first Thirty Six (36) months of the term of this Agreement.

(b)
LICENSEE agrees to purchase at least Five Hundred-Thousand dollars ($500,000) of LICENSED PRODUCT over the first Twelve (12) months of the term of this agreement and at least One Million dollars ($1,000,000) of LICENSED PRODUCT over the first Twenty Four (24) months of the term of this agreement.

(c)	Other Milestones may be added as additional LICENSED PRODUCTS are added to this Agreement.

LICENSEE shall provide written notification to VIVAKOR within thirty (30) days of achieving each milestone.

5.02
Failure to Accomplish Milestones.  In the event LICENSEE has not purchased $500,000 of LICENSED PRODUCT during the first Twelve (12) month period or in the event LICENSEE has not purchased $1,000,000 of LICENSED PRODUCT during the initial Twenty Four (24) month period, then VIVAKOR, at its sole option, may waive the requirement to achieve the milestone, may revise the license granted herein to a nonexclusive license, may renegotiate the missed milestone, or may terminate this Agreement upon 60 days notice.

5.03	Legal Compliance. LICENSEE must comply with all applicable federal, state and local laws and regulations in its exercise of all rights granted to it by VIVAKOR under this Agreement.

ARTICLE VI – PATENTS

6.01
Patent Filing and Prosecution. Within 180 days of the EFFECTIVE DATE, VIVAKOR shall proceed in filing one or more United States patent applications for LICENSED PRODUCT, the number and scope of such applications to be determined in consultation with VIVAKOR patent counsel, inventors and LICENSEE. VIVAKOR shall prosecute to completion at least one U.S. patent application related to LICENSED PRODUCT.  “Prosecute to completion” shall include prosecution of the original and any continuing applications to issuance or to a final rejection by the U.S. Patent and Trademark Office. VIVAKOR is not required to, but may at its discretion; pursue an appeal to the Board of Patent Appeals and Interferences, or the Federal Circuit Court, or similar action in countries other than the United States.  In order to protect its proprietary information, the type of patent filing as well as the scope of and details disclosed in any patent applications and filings required to be filed by VIVAKOR under this Agreement shall be determined solely by Vivakor.  In the judgment of Vivakor and its legal counsel, if it is determined that it is best not to file a patent, in order to protect proprietary products, processes, formulas, etc., then VIVAKOR will not be in violation of this Agreement for not proceeding with patent applications as otherwise required by this Agreement.

6.02	Patent Maintenance. VIVAKOR shall continue to maintain at least one U.S. patent resulting from any prosecution described hereinabove.

6.03	Non-U.S. Patent Applications. LICENSEE may request VIVAKOR to file and prosecute patent applications in countries other than the United States corresponding to each U.S. patent application.

6.04
Election not to file.  LICENSEE will request VIVAKOR in writing no later than nine (9) months following the date of filing for each U.S. patent application as to LICENSEE's selection of countries outside the United States in which it requests VIVAKOR to seek corresponding patent protection.  Once financial responsibility is determined in accordance with section 6.06, VIVAKOR shall proceed with filing the foreign patent applications and LICENSEE will receive the benefit of any such foreign PATENT RIGHTS during the term of this Agreement.

VIVAKOR shall then have the right to file corresponding patent applications, at its own expense, in those countries not selected by LICENSEE; however, such applications will be excluded from PATENT RIGHTS and the foreign countries in which such patent applications are filed may be removed from the Distribution Territory, at VIVAKOR’s option.

6.05
Prosecution and Maintenance of Non-U.S. Patents.  Should LICENSEE select a country other than the United States in which to file each corresponding patent application, and subsequently elects not to bear its share of costs, if any, as agreed under Section 6.06, it shall so notify VIVAKOR in writing and will be responsible for any of its costs under Section 6.06 incurred or committed to as of the date of notification.  VIVAKOR shall then have the right to continue maintenance or prosecution of each such patent or application at its own expense; however, any PATENT RIGHTS received as a result of such patent or applications will be excluded from LICENSEE’s PATENT RIGHTS and the related country may be removed from the Distribution Territory, at VIVAKOR’s option.

6.06
Financial Responsibility. VIVAKOR shall be responsible for all expenses incurred in filing, prosecuting, and maintaining each United States patent application and patent.  In the event LICENSEE requests VIVAKOR to file and prosecute patent applications in countries other than the United States, the Parties shall mutually agree as to which Party will be responsible (or will agree on a cost sharing formula) for the related patent costs to be incurred for such patent applications.

ARTICLE VII - PAYMENTS AND REPORTS

7.01
When Payments are Due. Unless otherwise specified, as in the case of an advance payment required to initiate production, payments shall be made quarterly.  Payments shall be made to VIVAKOR, not later than sixty (60) days after the last day of the calendar quarter in which they accrue.

7.02
Interest Charges.  Overdue payments may, at the sole discretion of VIVAKOR, be subject to a daily charge commencing on the 31st day after such payment is due, compounded monthly, at the rate of either one and one-half percent (1.5%) per month or the highest legal interest rate, whichever is lower. The payment of such interest will not preclude VIVAKOR from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE VIII – TERM AND TERMINATION

8.01
Expiration.  After an initial term of 36 months, this Agreement will automatically renew for additional 12-month terms until either party elects to terminate upon 60 days written notice prior to the end of a renewal term, unless sooner terminated as provided herein.

8.02	Termination by Licensee. LICENSEE may terminate this Agreement by providing written notice to VIVAKOR at least ninety (90) days before the termination is to take effect.

8.03
Termination by System.  If LICENSEE materially breaches this Agreement, VIVAKOR may give LICENSEE written notice of the breach.  LICENSEE shall have a period of five (5) days from receipt of the notice to cure the material breach.  If LICENSEE does not cure the material breach within this period, VIVAKOR may terminate this Agreement without further notice.

8.04
Matters Surviving Termination.  All accrued obligations and claims, including reimbursement of patent expenses, license fee obligations, royalty obligations, minimum annual consideration obligations, interest charge obligations, and all other financial obligations, and claims or causes of action for breach of this Agreement, shall survive termination of this Agreement.  Obligations of confidentiality shall survive termination of this Agreement.  This section controls in the case of a conflict with any other section of this Agreement.

ARTICLE IX - INDEMNIFICATION AND REPRESENTATION

9.01
Indemnification. LICENSEE SHALL AT ALL TIMES DURING THE TERM OF THIS AGREEMENT AND THEREAFTER INDEMNIFY, DEFEND, AND HOLD HARMLESS VIVAKOR, ITS SHAREHOLDERS, OFFICERS, AGENTS AND EMPLOYEES AGAINST ANY CLAIM, PROCEEDING, DEMAND, LIABILITY OR EXPENSE (INCLUDING LEGAL EXPENSE AND REASONABLE ATTORNEYS’ FEES) WHICH RELATES TO INJURY TO PERSONS OR TO PROPERTY, ANY ACTION BROUGHT BY A THIRD PARTY ALLEGING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR AGAINST ANY OTHER CLAIM, PROCEEDING, DEMAND, EXPENSE, AND LIABILITY OF ANY KIND WHATSOEVER RESULTING FROM THE SALE, COMMERCIAL USE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF LICENSED PRODUCTS OR ARISING FROM ANY OBLIGATION OF LICENSEE OR SUBLICENSEE(S) UNDER THIS AGREEMENT.

9.02
Representation. VIVAKOR represents that it owns and has title to LICENSED PRODUCT and has the full right and power to grant the license set forth in this Agreement, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. VIVAKOR MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES VIVAKOR ASSUME ANY OBLIGATIONS WITH RESPECT TO INFRINGEMENT OF PATENT RIGHTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO LICENSEE’S ACTIVITIES UNDER THIS AGREEMENT.

ARTICLE X – NOTICES

10.01
Notices.  Payments, notices, or other communications required by this Agreement shall be sufficiently made or given if mailed by certified First Class United States mail, postage pre-paid, or by commercial carrier (e.g., FedEx, UPS, etc.) when such carrier maintains receipt or record of delivery, addressed to the address stated below, or to the last address specified in writing by the intended recipient.

If to VIVAKOR:	Tannin Fuja, Ph.D CEO VIVAKOR 2590 Holiday Road Suite 100 Coralville, IA 52241

If to LICENSEE for	Legal Matters:	for Financial Matters:
	Larry Walter	Steven Miller
	Regeneca, Inc.	Regeneca, Inc.
	18 Technology, Suite 165	18 Technology, Suite 165
	Irvine CA 92618	Irvine CA 92618

ARTICLE XI - MISCELLANEOUS PROVISIONS

11.01
Notice of Infringement. VIVAKOR and LICENSEE shall promptly notify one another in writing of any alleged infringement of any LICENSED PRODUCT.  Within thirty (30) days after receipt of such notice, VIVAKOR and LICENSEE shall formulate a strategy for resolving the alleged infringement. LICENSEE acknowledges that VIVAKOR’s involvement, participation, and representation in any litigation requires the prior written consent of VIVAKOR.

11.02
Export Controls.  It is understood that VIVAKOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain countries without prior approval of such agency. VIVAKOR neither represents that a license shall not be required nor that, if required, it shall be issued.

11.03
Non-Use of Names.  LICENSEE shall not use the names of VIVAKOR, nor of any of its employees or components, nor any adaptation thereof, in any press release, announcement, website, advertising, promotional or sales literature without the prior written consent obtained from VIVAKOR.

11.04
Trademarks.  LICENSEE may select, own and use its own trademark on LICENSED PRODUCTS.  However, nothing herein shall be construed as granting to LICENSEE any license or other right under any trade name, trademark, or service mark owned or licensed by VIVAKOR.  Conversely, VIVAKOR shall have no rights to trade names, trademarks, or service marks owned by LICENSEE.

11.05
Assignment of this Agreement.  This Agreement, with the rights and privileges it creates, is assignable only with the written consent of both Parties. In the event of a corporate transaction, such as a change in control of either party, such consent shall not be unreasonably withheld.

11.06
Force Majeure. Other than an obligation for the payment of money, VIVAKOR, upon receipt of documentation from LICENSEE which it deems appropriate, shall excuse any breach of this Agreement, which is proximately caused by war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

11.07
Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to PATENT RIGHTS, and supersedes all other written and oral agreements between the Parties with respect to PATENT RIGHTS.  It may be modified only by a written amendment signed by the Parties.

11.08
Governing Law.  This Agreement shall be construed under the Constitution and laws of the State of Nevada, USA, and venue for any dispute shall be in Clark County, Nevada. The parties mutually agree upon an alternative venue to resolve a dispute.

11.09	Headings. Headings appear solely for convenience of reference. Such headings are not part of, and shall not be used to construe, this Agreement.

11.10
No Waiver; Severability.  If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement and no waiver shall be effective unless made in writing.

[SIGNATURE PAGE TO FOLLOW]

The Parties have caused this Agreement to become effective as of the date last executed below.

Regeneca, Inc.	Vivakor, Inc.

___________________________________	______________________________________
By: Larry Walter	Tannin Fuja
Title: _______________________________	Chief Executive Officer
Date: _______________________________	Date: _________________________________

EXHIBIT A
INITIAL PRICES OF LICENSED PRODUCT